UNITED STATES
		    SECURITIES AND EXCHANGE COMMISSION
			 Washington, D.C. 20549

			      SCHEDULE 13D
		 Under the Securities Exchange Act of 1934
			    (Amendment No. 9)*


			BluePhoenix Solutions, Ltd.
			     (Name of Issuer)

		Ordinary Shares, par value NIS $0.04 per share
			(Title of Class of Securities)

				 M20157117
			       (CUSIP Number)


			    Alexander B. Washburn
		     c/o Columbia Pacific Advisors, LLC
		    1910 Fairview Avenue East, Suite 200
			Seattle, Washington 98102-3620
				(206) 728-9063
	 (Name, Address and Telephone Number of Person Authorized to
		     Receive Notices and Communications)



			      December 1, 2014
	    (Date of Event Which Requires Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











--------------------------------------------------------------------------------
Cusip No. M20157117		Schedule 13-D			 Page 2 of 11


1.	Names of Reporting Persons
	Columbia Pacific Opportunity Fund, L.P.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				4,702,829  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,702,829  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,702,829

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	26.40%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,702,829 Ordinary Shares owned by Columbia Pacific Opportunity Fund, L.P.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No. M20157117		Schedule 13-D			 Page 3 of 11


1.	Names of Reporting Persons
	Columbia Pacific Advisors, LLC  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				4,740,769  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,740,769  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,740,769

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	26.61%   (3)

14.	Type of Reporting Person
               IA



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,740,769 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			 Page 4 of 11


1.	Names of Reporting Persons
	Alexander B. Washburn  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,740,769  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,740,769  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,740,769

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	26.61%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,740,769 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			 Page 5 of 11


1.	Names of Reporting Persons
	Daniel R. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,740,769  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,740,769  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,740,769

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	26.61%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,740,769 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			 Page 6 of 11


1.	Names of Reporting Persons
	Stanley L. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,740,769  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,740,769  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,740,769

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	26.61%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,740,769 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No. M20157117		Schedule 13-D			 Page 7 of 11


1.	Names of Reporting Persons
	Columbia Pacific Partners Fund, Ltd.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Cayman Islands

			7.  Sole Voting Power
				37,940  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				37,940  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	37,940

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	0.21%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 37,940 Ordinary Shares owned by Columbia Pacific Partners Fund, Ltd.

(3)	Based on 17,816,252 Ordinary Shares outstanding as of December 1, 2014:
(a) 11,620,758 Shares as reported on the Company's Proxy statement filed October 28, 2014; and (b) 6,195,494 Shares issued in conjunction with the merger as reported on the Company's Form 8-K dated December 1, 2014.

--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			 Page 8 of 11

				EXPLANATORY NOTE

	This Amendment No. 9 amends and supplements the Schedule 13D filed jointly by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Opportunity Fund"); Columbia Pacific Partners Fund, Ltd., a Cayman Islands limited corporation (the "Partners Fund" and, together with the Opportunity Fund, the "Funds"); Columbia Pacific Advisors LLC, a Washington limited liability company (the "Adviser"); Alexander B. Washburn, a U.S. citizen; Daniel R. Baty, a U.S. citizen and Stanley L. Baty, a U.S. citizen (each a "Reporting Person" and collectively the "Reporting Persons") with the Securities and Exchange Commission on May 7, 2012; as amended on June 20, 2012, July 9, 2012, September 13, 2012, October 29, 2012, November 20, 2012, December 21, 2012, April 15, 2013 (April 15 is the first filing the Partners Fund became part of the Reporting Persons) and June 26, 2013 with respect to the Ordinary Shares, par value NIS $0.04 per share (the "Shares"), of BluePhoenix Solutions, Ltd., an Israel corporation (the "Company").

       Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.


Item 2.		Identity and Background

	Item 2, section (c) is hereby amended and supplemented to read as follows:

Mr. Washburn, Mr. D. Baty and Mr. S. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Funds' investment portfolios.



Item 5.		Interest in Securities of the Company

	The response set forth in Item 5(a) is hereby replaced in its entirety by the following:
	(a) As of December 16, 2014, the Reporting Persons may be deemed to beneficially own an aggregate of 4,740,769 Shares, which constitutes 26.61% of the 17,816,252 Shares outstanding as of December 1, 2014, as reported on the Company's Proxy statement (11,620,758 Shares) filed October 28, 2014 and on the Company's Form 8-K (6,195,494 Shares in conjunction with the merger) filed December 1, 2014.

	The response set forth in Item 5(c) is hereby amended and supplemented as follows:
	(c) The Opportunity Fund engaged in unsolicited broker transactions in the open-market since the merger on Decmeber 1, 2014. The trading dates, number of shares purchased and price per share for all open-market transactions in the Shares by the Reporting Persons since December 1, 2014 are set forth in Schedule A.

--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			Page 9 of 11


				SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 17, 2014		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.
				By:	Columbia Pacific Advisors, LLC
					General Partner

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member


					COLUMBIA PACIFIC ADVISORS, LLC

				By:  	/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title: 	Managing Member


					/s/ Alexander B. Washburn
					ALEXANDER B. WASHBURN


					/s/ Daniel R. Baty
					DANIEL R. BATY


					/s/ Stanley L. Baty
					STANLEY L. BATY



					COLUMBIA PACIFIC PARTNERS FUND, Ltd.
				By:	Columbia Pacific Advisors, LLC
					Investment Manager

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member











--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			Page 10 of 11


			   JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us will be filed on behalf of each of us.




Dated:  December 17, 2014		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.
				By:	Columbia Pacific Advisors, LLC
					General Partner

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member


					COLUMBIA PACIFIC ADVISORS, LLC

				By:  	/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title: 	Managing Member


					/s/ Alexander B. Washburn
					ALEXANDER B. WASHBURN


					/s/ Daniel R. Baty
					DANIEL R. BATY


					/s/ Stanley L. Baty
					STANLEY L. BATY



					COLUMBIA PACIFIC PARTNERS FUND, Ltd.
				By:	Columbia Pacific Advisors, LLC
					Investment Manager

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member









--------------------------------------------------------------------------------
Cusip No.  M20157117		Schedule 13-D			Page 11 of 11


				 Schedule A

   OPEN MARKET TRANSACTIONS IN THE SHARES BY THE FUNDS SINCE DECEMBER 1

 Date			Fund	   Transaction		Shares		Price
12/02/2014	Opportunity Fund	BUY		 6,546		3.5093
12/03/2014	Opportunity Fund	BUY		 1,200		3.7325
12/08/2014	Opportunity Fund	BUY		   500		3.75
12/09/2014	Opportunity Fund	BUY		 1,000		3.75
12/10/2014	Opportunity Fund	BUY		 1,100		3.4955
12/11/2014	Opportunity Fund	BUY		   300		3.6967
12/15/2014	Opportunity Fund	BUY		 1,000		3.55
12/16/2014	Opportunity Fund	BUY		   800		3.475